EXHIBIT 99.1
                            AGREEMENT TO CONVERT DEBT

Dated:   April 10, 2003 to be effective as of March 31, 2003

Between: Nova Communications Ltd., a Nevada corporation
         370 Amapola Ave., Suite 202
         Torrance, CA 90501                                           ("Nova")

And:     Palaut Management, Inc., a California corporation
         44225 Hazel Canyon
         Palm Desert, CA 92260                                        ("Palaut")

                                    RECITALS

              A. Nova is indebted to Palaut pursuant to a Promissory Note, which as of the date of this Agreement cannot be located by the parties hereto ("Note").

              B. Nova owes Palaut accrued and unpaid management fees and unreimbursed expenses pursuant to a Management Agreement dated June 15, 2000 ("Management Fees");

              C. Nova and Palaut desire to satisfy Nova's obligations to Palaut under the Note and arrange for the payment of the Management Fees through the issuance to Palaut of common stock of Nova.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

              1. BALANCE OWED ON NOTE. Nova and Palaut agree that the aggregate amount of principal and interest owing by Nova under the Note as of the effective date of this Agreement is $625,000.00 ("Note Amount");

              2. UNPAID MANAGEMENT FEES AND EXPENSES. Nova and Palaut agree that the aggregate amount of the unpaid Management Fees is $317,197.00 ("Fee Amount").

              3. SATISFACTION OF NOTE AMOUNT AND FEE AMOUNT/ ISSUANCE OF COMMON STOCK. In full and complete satisfaction of the Note Amount and the Fee Amount, Nova shall issue to Palaut and Palaut shall accept from Nova One Hundred Million (100,000,000) shares of the common stock of Nova ("Nova Shares"). The Nova Shares shall be represented by a stock certificate registered in the name of Palaut which certificate shall be delivered to Palaut within five (5) days of the date of this Agreement.












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              4. CANCELLATION OF NOTE. Upon the delivery of the Nova Shares,
Palaut and Nova shall make a reasonable effort to locate the Note. If located, Palaut agrees to deliver the Note to Nova marked "Cancelled".

              5. PURCHASE ENTIRELY FOR OWN ACCOUNT. Palaut hereby confirms, that the Nova Shares to be received by Palaut hereunder are being acquired for investment for its own account and not with a view to the distribution of any part thereof and that Palaut has no present intention of selling, granting any participation in, or otherwise distributing the same.

              6. DISCLOSURE OF INFORMATION; DUE DILIGENCE. Palaut represents that it and/or its representatives and agents have had an opportunity to ask questions of and receive answers from Nova regarding Nova's business and financial affairs and that Palaut and/or its representatives and agents have had an opportunity to review all of Nova's periodic reports filed with the United States Securities and Exchange Commission.

              7. RESTRICTED SECURITIES. Palaut understands that the Nova Shares have not been registered under the Securities Act of 1933 and therefore are characterized as "restricted securities" under the Securities Act of 1933 and that consequently the transferability and resale of the Nova Shares will be limited. Palaut understands that the certificate evidencing the Nova Shares will bear a legend in substantially the following form:

   THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND UNDER ANY APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER.

              8. AUTHORIZATION. All corporate action on the part of Nova and Palaut, their respective officers, directors necessary for the authorization, execution and delivery of this Agreement and the other agreements and transactions contemplated herein, the performance of the respective obligations of Nova and Palaut hereunder and the authorization, issuance and delivery of the Nova Shares have been or will be taken. This Agreement and the other agreements contemplated herein constitute valid and legally binding obligations of Nova and Palaut, respectively, enforceable in accordance with their terms.

              9. MISCELLANEOUS.

                  9.1 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.








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                  9.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  9.3 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.4 ATTORNEYS' FEES. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees, incurred by such party in such suit or action, including any appellate proceeding.

                  9.5 AMENDMENTS AND WAIVERS. After the execution of this Agreement, any provision of this Agreement may be amended and the observance of any provision may be waived only with the prior written consent of parties.

                  9.6 ENTIRE AGREEMENT. This Agreement and the other instruments or agreements to be delivered hereunder constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to the subject matter hereof.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


NOVA COMMUNICATIONS LTD.               PALAUT MANAGEMENT, INC.


By: /s/ KENNETH OWEN, President        By: /s/ PATRICIA J. GOLDENBERG, President



























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